Exhibit 99.1
NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701

Company contact:
L. Decker Dawson, Chairman
Stephen C. Jumper, CEO and President
Christina W. Hagan, Chief Financial Officer
(800) 332-9766
www.dawson3d.com
DAWSON GEOPHYSICAL REPORTS
RECORD FOURTH QUARTER AND YEAR END RESULTS
MIDLAND, Texas, November 14, 2007/ PR Newswire/ — Dawson Geophysical Company (NASDAQ DWSN) today reported record revenues of $257,763,000 for its fiscal year ending September 30, 2007 compared to $168,550,000 for fiscal 2006, an increase of 53 percent. Revenue growth in fiscal 2007 was primarily due to the addition of three seismic data acquisition crews along with pricing and productivity improvements realized from the expanded capabilities of existing crews.
Net income for fiscal 2007 was $27,158,000 compared to $15,855,000 in fiscal 2006, an increase of 71 percent. Earnings per share for fiscal 2007 were $3.57 compared to $2.11 in fiscal 2006. Cash flow provided by operating activities increased 100 percent from $25,743,000 in fiscal 2006 to $51,427,000 in fiscal 2007. The Company’s EBITDA for fiscal 2007 was $62,706,000 compared to $38,551,000 in fiscal 2006, an increase of 63 percent.
Capital expenditures of $54,591,000 in fiscal 2007 were used, in part, to complete the fielding of three additional data acquisition crews, expand channel count on existing crews, purchase additional energy source units, and replace two I/O System II MRX recording systems on existing crews with ARAM ARIES recording systems.

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701

The Company’s Board of Directors has approved an initial fiscal 2008 capital budget of $30,000,000. The capital budget will be used to add to the Company’s energy source fleet, purchase additional recording channels, make technical improvements in various phases of the Company’s operations, and meet maintenance capital requirements. These expenditures will allow the Company to maintain its competitive position as it responds to client desire for higher resolution subsurface images.
Fourth Quarter Results
For the fourth quarter 2007, Dawson Geophysical reported record revenues of $75,537,000 compared to $51,491,000 for the comparable 2006 period, an increase of 47 percent. Revenue growth during the fourth quarter was primarily due to the addition of three seismic data acquisition crews along with pricing and productivity improvements realized from the expanded capabilities of existing crews. Recorded in the fourth quarter and fiscal 2007 revenues are continued high third party charges primarily related to the use of helicopter support services, specialized survey technologies, and dynamite energy sources all of which are utilized in areas with limited access. The increase in these charges has been driven by the Company’s continued geographic expansion in response to exploration activities in the Appalachian Basin, the Rocky Mountains, the Fayetteville Shale in Arkansas, and the Arkoma Basin. The Company is reimbursed for these charges by its clients.
Net income for the fourth quarter of fiscal 2007 was $8,794,000 compared to $4,963,000 in the comparable 2006 period, an increase of 77 percent. Earnings per share were $1.15 for the fourth quarter of fiscal 2007 compared to $0.66 per share in the fourth quarter of 2006. EBITDA increased 60 percent in the fourth quarter from $12,145,000 in fiscal 2006 to $19,377,000 in the same period of fiscal 2007.

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701

Stephen Jumper, President and CEO of Dawson Geophysical Company said, “Fiscal 2007 was a record year in terms of revenue, net income, and EBITDA. The same can be said on a quarterly basis for the fourth quarter of fiscal 2007. Our financial performance has been fueled by our growth in recent years in both crew count and channel count.”
Jumper, continued, “Since early 2005, we expanded from nine data acquisition crews to fifteen crews, from approximately 38,000 recording channels to in excess of 102,000 recording channels, and from 803 employees to 1,345 employees. The Company’s expansion is in response to demand for the geophysical services we provide as a result of continued exploration efforts by oil and gas companies.”
Fourth Quarter and Year-end Highlights
•	Deployed the Company’s fifteenth crew in September, 2007 equipped with a 5,000 channel ARAM ARIES recording system.

•	Deployed the Company’s fourteenth crew in April, 2007 equipped with a 10,000 channel ARAM ARIES recording system.

•	Replaced an I/O System II MRX recording system on an existing crew with a 9,500 channel ARAM ARIES recording system in July, 2007.

•	Took delivery of a 5,000 channel ARAM ARIES recording system to replace an I/O system II MRX recording system on an existing crew during November, 2007.

•	Increased channel count from approximately 70,000 to in excess of 102,000.

•	Added Data Processing services to the Oklahoma City office.

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701

With the addition of the newest crew in September, Dawson currently operates fifteen crews across the lower 48 states. Of the fifteen crews, six are equipped with ARAM ARIES recording systems, six with I/O System II RSR recording systems, and three with I/O System II cable based recording systems. From time to time one crew will be equipped with a 30,000-channel Q-Land recording system under the Company’s agreement with WesternGeco, a Schlumberger subsidiary.
Mr. Jumper concluded, “Despite recent fluctuations in natural gas prices, demand for our services continues at high levels as a result of continued exploration and development activities by our client base. Our current order book remains strong and reflects commitments sufficient to maintain operations at full capacity well into calendar 2008. We look forward to 2008 with great enthusiasm as our employees continue to deliver value for our clients and shareholders.”
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
This press release contains information about the Company’s EBITDA, a non-GAAP financial measure. The Company defines EBITDA as net income plus interest expense, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:
•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.
The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income is presented in the table following the text of this press release.
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, dependence upon energy industry spending, the volatility of oil and gas prices, weather interruptions, the ability to obtain land access rights of way and the availability of capital resources. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2006. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

DAWSON GEOPHYSICAL COMPANY
STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues	$75,537,000	$51,491,000	$257,763,000	$168,550,000
Operating costs:
Operating expenses	54,960,000	38,223,000	190,117,000	125,848,000
General and administrative	1,610,000	1,250,000	6,195,000	4,808,000
Depreciation	5,250,000	3,781,000	18,103,000	13,338,000

	61,820,000	43,254,000	214,415,000	143,994,000

Income from operations	13,717,000	8,237,000	43,348,000	24,556,000
Other income:
Interest income	133,000	107,000	749,000	582,000
Interest expense	(145,000)	—	(145,000)	—
Other income	277,000	20,000	506,000	75,000

Income before income tax	13,982,000	8,364,000	44,458,000	25,213,000

Income tax expense:
Current	(4,339,000)	(1,501,000)	(13,906,000)	(4,886,000)
Deferred	(849,000)	(1,900,000)	(3,394,000)	(4,472,000)

Net income	$8,794,000	$4,963,000	$27,158,000	$15,855,000

Net income per common share	$1.15	$0.66	$3.57	$2.11

Net income per common share-assuming dilution	$1.14	$0.65	$3.54	$2.09

Weighted average equivalent common shares outstanding	7,640,369	7,546,565	7,601,889	7,518,372

Weighted average equivalent common shares outstanding-assuming dilution	7,697,728	7,620,085	7,669,462	7,599,555

DAWSON GEOPHYSICAL COMPANY
BALANCE SHEETS

	September 30,	September 30,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,875,000	$8,064,000
Short-term investments	—	6,437,000
Accounts receivable, net of allowance for doubtful accounts of $176,000 in September 2007 and $148,000 in September 2006	56,707,000	46,074,000
Prepaid expenses and other assets	815,000	690,000
Current deferred tax asset	693,000	1,619,000

Total current assets	73,090,000	62,884,000

Property, plant and equipment	207,427,000	160,740,000
Less accumulated depreciation	(84,655,000)	(74,206,000)

Net property, plant and equipment	122,772,000	86,534,000

	$195,862,000	$149,418,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,816,000	$16,280,000
Accrued liabilities:
Payroll costs and other taxes	2,325,000	1,958,000
Other	14,263,000	4,195,000
Deferred revenue	2,922,000	863,000
Line of credit	5,000,000	—

Total current liabilities	37,326,000	23,296,000

Deferred tax liability	9,381,000	6,914,000

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 7,658,494 and 7,549,244 shares issued and outstanding in each period	2,553,000	2,517,000
Additional paid-in capital	85,090,000	82,370,000
Other comprehensive expense, net of tax	—	(33,000)
Retained earnings	61,512,000	34,354,000

Total stockholders’ equity	149,155,000	119,208,000

	$195,862,000	$149,418,000

Reconciliation of EBITDA to Net Income

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(in thousands)		(in thousands)
Net Income	$8,794	$4,963	$27,158	$15,855
Depreciation	5,250	3,781	18,103	13,338
Interest expense	145	—	145	—
Income tax expense	5,188	3,401	17,300	9,358

EBITDA	$19,377	$12,145	$62,706	$38,551

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Twelve Months Ended
	September 30,
	2007	2006
	(in thousands)
Net cash provided by operating activities	$51,427	$25,743
Changes in working capital items and other	10,675	13,483
Non-cash adjustments to income	604	(675)

EBITDA	$62,706	$38,551

For additional information:
L. Decker Dawson, Chairman of the Board
Stephen C. Jumper, President and Chief Executive Officer
Christina W. Hagan, Chief Financial Officer
1-800-332-9766